AMERON, INC.
             1994 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

Section 1.  PURPOSE OF PLAN

The purpose of this 1994 Nonemployee Director Stock Option Plan (this"Plan") of Ameron Inc., a Delaware corporation (the "Company"), is to enhance the Company's ability to attract and retain well qualified nonemployee directors and to encourage the acquisition, by such directors, of common stock of the Company.

Section 2.  PERSONS ELIGIBLE UNDER PLAN

Any director of the Company who is not an Employee (a
"Nonemployee Director") of the Company or one of its subsidiaries shall automatically receive Nonemployee Director Options (as hereinafter defined) pursuant to Section 3 hereof.

Section 3.  GRANT OF NONEMPLOYEE DIRECTOR OPTIONS

(a) Each year, on the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors of the Company are elected, each Nonemployee Director shall automatically be granted an option (a "Nonemployee Director Option") to purchase 1,000 shares of Class A Common Stock, par value $2.50 per share,of the Company ("Common Shares").

(b) If, on any date upon which Nonemployee Director Options are to be automatically granted pursuant to this Section 3 (a "Date of Grant"), the number of Common Shares remaining available for option under this Plan is insufficient for the grant to each Nonemployee Director of a Nonemployee Director Option to purchase the entire number of Common Shares specified in this Section 3, then a Nonemployee Director Option to purchase a proportionate amount of such available number of Common Shares (rounded to the nearest whole share) shall be granted to each Nonemployee Director on such date.

(c)     Subject to Section 3(i) hereof, each Nonemployee Director
Option granted under this Plan may not be exercised until the first anniversary of the Date of Grant of such Nonemployee
Director Option and thereafter may be exercised to purchase up to

        (i) 25% of the Common Shares subject thereto from and after the first anniversary of the Date of Grant of such Nonemployee Director Option;

        (ii) 50% of such Common Shares from and after the second anniversary of such Date of Grant;

        (iii) 75% of such Common Shares from and after the third anniversary of such Date of Grant; and

        (iv) 100% of such Common Shares from and after the fourth anniversary of such Date of Grant;

provided, however, that (1) if the optionee shall cease to be a Nonemployee Director as a result of death or permanent disability, such Nonemployee Director Option may be exercised to purchase 100% of the Common Shares then subject hereto as of the date that such optionee ceases to be a Nonemployee Director, and
(2) if the optionee shall cease to be a Nonemployee Director as a result of not standing for re-election because of the policies of the Board of Directors ("Board") relating to age ("Normal Retirement"), such Nonemployee Director Option may be exercised to purchase 100% of the Common Shares, in each case whether or not then exercisable as to such shares in accordance with the preceding clauses (i) - (iv).

(d) Each Nonemployee Director Option granted under this Plan shall expire upon the first to occur of the following:

        (i) One year after the date upon which the optionee shall cease to be a Nonemployee Director as a result of death or permanent disability;

        (ii) Ninety days after the date upon which the optionee shall cease to be a Nonemployee Director for any reason other than death, permanent disability, or Normal Retirement; or

        (iii) The tenth anniversary of the Date of Grant of such Nonemployee Director Option.

(e) Notwithstanding anything to the contrary in this Plan, if the optionee shall die at any time after the date on which he or she ceases to be a Nonemployee Director and prior to the date on which the
Nonemployee Director Option expires pursuant to Section 3(d), that portion of the Nonemployee Director Option which is then exercisable shall expire on the earlier of the tenth anniversary of the Date of
Grant of such Nonemployee Director Option or the first anniversary of the date of such death.

(f) Each Nonemployee Director Option shall have an exercise price per share equal to the Fair Market Value (as hereinafter defined) on the Date of Grant of such option of the Common
Shares.

(g) Payment of the exercise price of any Nonemployee Director Option granted under this Plan and the optionee's tax withholding obligation, if any, with respect to such Nonemployee Stock Option shall be made in full in cash concurrently with the exercise of such Nonemployee Director Option; provided, however, that the payment of such exercise price and/or tax withholding may instead be made, in whole or in part, by any one or more of the following:

        (i) the delivery of previously owned shares of capital stock of the Company (including the delivery of shares purchased upon exercise of the Nonemployee Director Option to be used, in a series of simultaneous transactions, to pay the exercise price for additional shares) or other property, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property;

        (ii) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Nonemployee Director Option; or

        (iii) the delivery, concurrently with such exercise and in accordance with Section 220.3(e)(4) of Regulation T promulgated under the Exchange Act, of a properly executed exercise notice for such Nonemployee Director Option and irrevocable instructions to a broker promptly to deliver to the Company a specified dollar amount of the proceeds of a sale of the Common Shares issuable upon exercise of such Nonemployee Director Option.

(h) The "Fair Market Value" of a Common Share or other security on any date (the "Determination Date") shall be equal to the closing price per Common Share or unit of such other security on the business day immediately preceding the Determination Date, as reported in The Wall Street Journal, Western Edition, or, if no closing price was so reported for such immediately preceding business day, the closing price for the next preceding business day for which a closing price was so reported, or, if no closing price was so reported for any of the 30 business days immediately preceding the Determination Date, the average of the high bid and low asked prices per Common Share or unit of such other security on the business day immediately preceding the Determination Date in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if the Common Shares or such other security were not quoted by any such organization on such immediately preceding business day, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Shares or such other security selected by the Board.

(i) All outstanding Nonemployee Director Options shall become exercisable in full on the day following the record date for the determination of shareholders entitled to vote upon, and shall expire upon the consummation of, any of the following events:

        (i)              the dissolution or liquidation of the Company;

        (ii) a reorganization, merger or consolidation of the Company (other than a reorganization, merger or consolidation the sole purpose of which is to change the Company's domicile solely within the United States) as a result of which the outstanding securities of the class then subject to such outstanding Nonemployee Director Options are exchanged for or converted into cash, property and/or securities not issued by the Company, unless the terms of such reorganization, merger or consolidation shall provide that such Nonemployee Director Options shall continue in effect thereafter and shall be exercisable to acquire the number and type of securities or other consideration to which the Nonemployee Directors would have been entitled had they exercised such Nonemployee Director Options immediately prior to such reorganization, merger or consolidation; or

        (iii) the sale of all or substantially all of the property and assets of the Company.

(j) Each Nonemployee Director Option shall be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

(k) Nonemployee Director Options are not intended to qualify as incentive stock options under Section 422 of the Internal
Revenue Code.

Section 4.  STOCK SUBJECT TO PLAN

(a) The aggregate number of Common Shares issued and issuable pursuant to all Nonemployee Director Options granted under this Plan shall not exceed 120,000, subject to adjustment as provided in Section 7 hereof.

(b) For purposes of Section 4(a) hereof, the aggregate number of Common Shares issued and issuable pursuant to all Nonemployee
Director Options granted under this Plan shall at any time be deemed to be equal to the sum of the following:

        (i) the number of Common Shares which were issued prior to such time pursuant to Nonemployee Director Options granted under this Plan; plus

        (ii) the maximum number of Common Shares issuable at or after such time pursuant to Nonemployee Director Options granted under this Plan prior to such time.

Section 5.  DURATION OF PLAN

No Nonemployee Director Options shall be granted under this Plan after June 27, 2004. Although Common Shares may be issued after June 27, 2004 pursuant to Nonemployee Director Options granted prior to such date, no Common Shares shall be issued under this Plan after June 27, 2014.

Section 6.  ADMINISTRATION OF PLAN

This Plan shall be administered by the Board, which shall have and may exercise all the powers and authority granted to it under the Plan.

Section 7.  ADJUSTMENTS

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Board shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Nonemployee Director Options theretofore granted under this Plan, and (b) the maximum number and type of shares or other securities that may be issued pursuant to
Nonemployee Director Options thereafter granted under this Plan.

Section 8.  AMENDMENT AND TERMINATION OF PLAN

(a) Subject to Section 8(b) hereof, the Board may alter, amend, suspend or terminate the Plan, provided that no such action shall, without the consent of such optionee, deprive an optionee of any outstanding Nonemployee Director Options or any of the rights of such optionee thereunder or with respect thereto; and provided further that no such action, unless and until it is approved by the stockholders of the Company, shall

       (i) increase the maximum number of Common Shares that may be acquired upon the exercise of Nonemployee Director Options granted under the Plan;

        (ii) reduce the exercise price of Nonemployee Director Options granted under the Plan;

        (iii) alter the class of persons eligible for the grant of Nonemployee Director Options under the Plan;

        (iv)             extend the duration of the Plan; or

        (v) materially increase the benefits accruing to the optionees of Nonemployee Director Options granted under the Plan.

(b) Section 3 hereof shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security
Act, or the rules thereunder.

Section 9.  EFFECTIVE DATE OF PLAN

This Plan shall be effective as of June 27, 1994, the date upon which it was approved by the Board; provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.